EXHIBIT 10

                                                           CSW CREDIT, INC.
                                                           CHART OF ACCOUNTS
                                                  Standard Accounts - Quick Reference
                                                  BALANCE SHEET ACCOUNTS (1310-2820)

                                    Description                                     Account Number
       Assets
Cash                                                                                              1310.XXXX
       Cash                                                                                       1310.0100
Temporary Cash Investments                                                                        1360.XXXX
       Temporary Investments                                                                      1360.0100
Notes Receivable                                                                                  1410.XXXX
       Interest Receivable                                                                        1410.5000
       Due From Broker                                                                            1410.7100
Other Accounts Receivable                                                                         1430.XXXX
       Accounts Receivable                                                                        1430.4700
       Factored Unbilled Accounts Receivable                                                      1430.4900
Accumulated Provision for Uncollectable Accounts - Credit                                         1440.XXXX
       Allowance for Bad Debt                                                                     1440.0100
Accounts Receivable from Associated Companies                                                     1460.XXXX
       A/R - Associated Companies                                                                 1460.1000
          A/R - Allocated Corp Federal Income Tax                                                 1460.6000
Prepayments                                                                                       1650.XXXX
       Prepayments Credit Line Fees                                                               1650.0200
       Prepayments Interest                                                                       1650.0300
       Prepayments Taxes                                                                          1650.6200

       Liabilities
Common Stock Issued                                                                               2010.XXXX
       Common Stock                                                                               2010.0000
Miscellaneous Paid-in Capital                                                                     2110.XXXX
       Paid-in Capital                                                                            2110.0000
Appropriated Retained Earnings                                                                    2150.XXXX
       Retained Earnings                                                                          2150.0100
Notes Payable                                                                                     2310.XXXX
       Commercial Paper                                                                           2310.0100
Notes Payable to Associated Companies                                                             2330.XXXX
Accounts Payable to Associated Companies                                                          2340.XXXX
       Accounts Payable - CSW                                                                     2340.1000
       Accounts Payable - Associated                                                              2340.4900
       Accounts Payable - CSWS                                                                    2340.9900
Taxes Accrued                                                                                     2360.XXXX
       Accrued Taxes Payable                                                                      2360.0100
       Accrued Franchise Tax Payable                                                              2360.0300
Interest Accrued                                                                                  2370.XXXX
       Credit Line Fees Payable                                                                   2370.8801
Dividends Declared                                                                                2380.XXXX
       Accrued Dividend Payable - CSW                                                             2380.0100
Other Deferred Credits                                                                            2530.XXXX
       Deferred Credits                                                                           2530.0100
       Unearned Revenue                                                                           2530.0200
Accumulated Deferred Income Taxes - Other Property                                                2820.XXXX
       Deferred Federal Income Taxes                                                              2820.0200

EXHIBIT 10

                                                           CSW CREDIT, INC.
                                                           CHART OF ACCOUNTS
                                                  Standard Accounts - Quick Reference
                                                 INCOME STATEMENT ACCOUNTS (4081-9302)

                                    Description                                     Account Number
       Revenues
Miscellaneous Nonoperating Income                                                                 4210.XXXX
       Interest Income                                                                            4210.0100
       Miscellaneous Income                                                                       4210.9000
Miscellaneous Service Revenues                                                                    4510.XXXX
       Rating Fee Revenue                                                                         4510.0100
       Unearned Revenue                                                                           4510.0200
       IPA/Analysis Fee Revenue                                                                   4510.0300
       Bad Debt Revenue                                                                           4510.0400
       Agency Fee Revenue                                                                         4510.0500
       Carrying Cost Revenue                                                                      4510.0600
       Credit Line Fee Revenue                                                                    4510.0700

       Expenses
Taxes Other than Income Taxes - Utility Operating Income                                          4081.XXXX
       Franchise Tax Expense                                                                      4081.0000
Income Taxes - Utility Operating Income                                                           4091.XXXX
       Income Tax Expense                                                                         4091.0000
Deferred Income Tax Expense                                                                       4100.XXXX
       Income Tax Expense                                                                         4100.0000
Other Deductions                                                                                  4265.XXXX
       Allocated Corp Federal Income Taxes                                                        4265.7000
Other Interest Expense                                                                            4310.XXXX
       Interest Expense                                                                           4310.0100
       Interest Expense - Bank of New York                                                        4310.0200
Uncollectable Accounts                                                                            9040.XXXX
       Bad Debt Expense                                                                           9040.0100
Office Supplies and Expenses                                                                      9210.XXXX
          IPA/Analysis Fee Expense                                                                9210.2400
Outside Services Employed                                                                         9230.XXXX
       Outside Services - Legal                                                                   9230.7420
Miscellaneous General Expenses                                                                    9302.XXXX
       Credit Line Expense                                                                        9302.1000
       Rating Fee Expense                                                                         9302.1900
       Miscellaneous General Expense                                                              9302.9000
       Business Normalization Expense                                                             9302.9100
       CSWS Allocations                                                                           9302.9900

EXHIBIT 10

CSW CREDIT, INC.
ACCOUNTING SYSTEM PROCEDURES

 INTRODUCTION

CSW Credit, Inc. (Credit), a wholly owned subsidiary of Central and South West Corporation (CSW), was formed for the purpose of providing a low-cost financing source for utilities through factoring utility accounts receivable (receivables). Credit purchases receivables at a discount enabling its customers to collect their money the same day they deliver its utility service.

Each company selling (factoring) its receivables to Credit has executed a "Purchase Agreement" and an "Agency Agreement" which outlines how the basic transactions take place. The Purchase Agreement and Agency Agreement may be terminated by either party upon 30 days written notice to the other party.

Credit's affiliated customers are Central Power and Light Company (CPL), Public Service Company of Oklahoma (PSO), Southwestern Electric Power Company (SWEPCO) and West Texas Utilities Company (WTU). Credit's non-affiliated customers are Reliant Energy HL&P (formerly Houston Lighting and Power Company) and Texas-New Mexico Power Company (TNP). The affiliate and non-affiliate customers are individually known as "Seller" and collectively known as "Sellers."

Credit is authorized to purchase, without recourse, certain receivables arising from the sale and delivery of electricity, gas and other related services in the Seller's ordinary course of business. The price Credit pays the Seller for the receivables is the dollar amount of receivables less a discount (purchase price). The determination of the discount is based upon Credit's cost of financing, the Seller's collection experience and an agency fee.

The Seller has agreed through the Agency Agreement to service, administer and collect such receivables on behalf of Credit. As long as the Seller acts as the agent, Credit agrees to pay the Seller an agent collection fee. Payment of the agent collection fee shall be made simultaneously with collections, by deducting the fee from funds owed to Credit for receivables collected.

The data received from the Seller must be accurate and timely received. Any delays or inaccurate information affects the cash exchanged between the Seller and Credit; therefore, it is critical to Credit's operation that the Seller provide accurate and timely information. The Seller has also agreed to maintain individual customer records that support the factored receivables and the collection of those receivables. These records are available to Credit for examination and analysis.

The following procedures outline the transactions that take place and the accounting for these transactions. The detailed sections describe procedures for Credit as performed by Central and South West Services (CSWS), CSWS Treasury-Cash Management (CSWS Cash Management), CSWS Accounting, CSWS Regulatory Reporting and the Sellers. As required by Securities Exchange Commission (SEC) Order, Credit utilizes the excess capacity of CSWS employees to handle its operations.

EXHIBIT 10

INITIAL TRANSACTION

The initial transaction between Credit and the Seller is based on the receivables and allowance for bad debts recorded on the Seller's books at an agreed upon date. The amount of receivables purchased by Credit is determined by applying the carrying cost portion and agency fee portion of the discount rate factor to the balance of receivables less the balance of the allowance for bad debts. Credit will remit the net transaction amount to the Seller on the initial transaction date by wire transfer. Credit records on its books the amount of gross receivables and the allowance for bad debts.

DAILY TRANSACTIONS

Information Received From Sellers

Automated Billings

These are the amounts of gross receivables billed by the Seller each day. This information is provided by state jurisdiction and further broken down by retail and wholesale designation. The information is provided the morning after the actual billing date. The discounts and purchase price are calculated and verified with the Seller.

Automated Collections

These amounts include all collections of receivables and billing adjustments that change the amounts due from customers. This information is provided by state jurisdiction and further broken down by retail and wholesale designation. The information is provided the morning after the collections are processed. The collections are subtracted from the purchase price to determine the net cash transaction for the day and the balance of purchased receivables.

Manual Billings

Some of the large wholesale customers served are not billed on an automated system. Therefore, it is necessary for the Seller to report these "manual billings" separately to Credit. These transactions are reported to Credit the day after they occur. These transactions are summarized with the automated billings before a purchase price is determined.

Manual Collections

For accounts that are manually billed, collections are reported to Credit as they occur. These amounts are combined with the automated collections to determine the net cash transaction and the balance of purchased receivables.

Unbilled Revenues & Estimated Billings Sold

Unbilled revenues represent receivables created by the delivery of electricity to customers which the customer is legally obligated to pay, and is recorded on the customer's meter but has not yet been billed by the Seller. Credit purchases both billed and unbilled receivables as stipulated in the Purchase Agreement.

EXHIBIT 10

Credit's approach to purchasing unbilled revenues is to purchase on a daily basis a portion of all billing cycles for an upcoming month. When the actual cycle billing occurs, an adjustment is made to that day's transaction for the difference between the amount previously purchased for that cycle and the actual billing. Estimates of unbilled revenues are based upon the Seller's projected billings and historical cycle billings adjusted for any known changes.

Other Manual Adjustments

Other manual adjustments are periodically necessary to correct previous transactions. These adjustments are timely reported to Credit. These amounts are included with the items discussed above in the determination of the purchase price and the net cash transaction for the current day's transaction.

Daily Procedures Performed by CSWS Cash Management

Determination of Face Amount Purchased

The dollar amount of receivables purchased by Credit from the Seller is known as the "face amount purchased." The face amount purchased consists of the Seller's daily cycle billings plus daily unbilled revenues minus unbilled revenues previously purchased for the current day's billing cycle.

Determination of Discount Rate

The purchase price Credit pays to the Seller is the face amount purchased, reduced by the discount rate. The discount taken compensates Credit for costs associated with financing and recovering receivables purchased without recourse. Three components determine the discount rate:

  carrying cost component
  collection experience component
  agency fee component

Each of these components is described below.

Carrying Cost Component

The carrying cost component compensates Credit for its cost of carrying the receivables it purchases. For purposes of calculating this portion of the discount, Credit assumes certain debt and equity ratios for each Seller, currently as follows:

                  Seller                             Debt              Equity
         Affiliated Companies                          95%                5%
         TNP                                         100%                 0%
         HLP                                           80%               20%

The calculation of this component consists of three factors:

o Debt factor - Compensates Credit for its interest cost in obtaining funding from external sources. The calculation consists of multiplying the daily interest cost incurred by Credit by the appropriate debt ratios.

EXHIBIT 10

o Equity factor - Provides a return to Credit for the equity that is provided by CSW. The calculation consists of multiplying the allowed return on equity by the appropriate equity ratios and then dividing by the tax effect (1 - tax rate) to allow for income taxes. The return on equity that the SEC allows for the purchase of retail receivables is based on the allowed equity returns of the Seller as approved by its respective state commission. For affiliated wholesale receivables, the SEC allows Credit a return on equity equal to the weighted average retail returns on equity for the affiliate companies.

o Average days outstanding factor - Average days outstanding are computed for each state jurisdiction and further broken down by retail and wholesale designation. The average days outstanding is calculated and reset monthly on the fifth business day by dividing the average daily balance of outstanding receivables by average receivables purchased per day, based on the previous month's transactions.

The carrying cost component is determined by adding the debt factor and the equity factor to determine the overall annual carrying cost charge. This annual carrying cost charge is divided by 365, except HLP which is 360, to get a daily rate which is then multiplied by the average days outstanding factor to determine the carrying cost component.

Collection Experience Component

The collection experience component compensates Credit for uncollectable receivables and is calculated and reset monthly on the fifth business day. The component is calculated by dividing the net amount of receivables charged-off over the last 12 months by the amount of receivables purchased for the same time period. The net amount of receivables charged-off is the dollar amount charged-off as uncollectable less any recoveries previously charged-off plus an excess of 90-day past due receivables (90-day surcharge). The 90-day surcharge penalizes the Seller's failure to charge-off a receivable by adding excessive aged accounts to the collection experience factoring rate.

Agency Fee Component

The agency fee component provides Credit with additional protection from excessive charge-offs. At the time receivables are purchased, 2% of the face amount purchased is withheld from the Seller until collection. Upon collection of the receivables, Credit returns the 2% held back to the Seller. If the Seller's net charge-offs become excessive, the portion of the net monthly charge-off that exceeds the charge-off limit will be withheld for 12 months. The charge-off limit is 1% of the sum of the last 12 months' collections divided by 12.

Daily Transactions Summary

The face amount purchased from the Seller is multiplied by the discount rate to get the discount amount. The total discount amount is subtracted from the total face amount purchased resulting in the price Credit pays the Seller for the receivables. The amount collected from the customers is subtracted from the purchase price to get the net cash transaction for the day.

EXHIBIT 10

The amount billed, purchase price, amount collected and net cash transactions are confirmed with the Seller. The net cash transactions are then authorized to be wire transferred between the bank accounts of the Seller and Credit. Cash transactions are netted to avoid multiple daily wires between Credit and the Seller.

OTHER TRANSACTIONS

Determination of Carrying Cost Variance Payment

On the fifth business day of each month, the charges assessed the Seller are adjusted through the Carrying Cost Variance Payment. At month-end Credit calculates the carrying cost revenue that is recognized for the current month and compares it to the incurred service fee. The service fee is calculated by multiplying the daily outstanding receivables balances by the daily financing rate incurred by Credit.

If the carrying cost revenue recognized is greater than the service fee, Credit owes the Seller the excess carrying cost revenue collected. If the carrying cost revenue recognized is less than the service fee, the Seller owes Credit additional carrying cost revenue. This transaction takes place on the fifth business day of each month along with the change to the average days outstanding factor and the collection experience component.

MONTHLY ACCOUNTING

Monthly accounting for Credit is done by CSWS Accounting. Accounting is based on information received primarily from CSWS Cash Management.

Information From CSWS Cash Management

Monthly Summary of Daily Factoring Transactions

These summaries include daily gross receivables purchased, the purchase price, discounts, collections and the daily receivables balance for each Seller by state jurisdiction and further broken down by retail and wholesale designation. Also included are cash transactions.

Allocation Factors

CSWS Cash Management also calculates allocation factors based on average receivables balances for each Seller during the month by state jurisdiction and further broken down by retail and wholesale designation as a percentage of the total of all balances held by Credit. Allocation factors are used to allocate interest expense, interest income, legal fees and other transactions not allocable to a specific Seller.

Unearned Revenues

The discount factor applied to receivables includes a carrying cost for an assumed number of days until collection (average days outstanding). A part of the carrying cost associated with receivables factored toward month-end will not be actually incurred by Credit until the following month. This creates a mismatch between current month carrying cost revenues and carrying cost expenses. Therefore, Credit defers a portion of the carrying cost discount as unearned discount revenues.

EXHIBIT 10

The calculation of unearned discount revenues is done at the end of the month by CSWS Cash Management for each Seller and provided to CSWS Accounting. This information is also provided to the Seller, which recognizes the amount as prepaid factoring costs.

Bad Debt Write-offs and Collections

Pursuant to the Agency Agreement, the Seller uses its best efforts in processing and collecting factored receivables as an agent for Credit. The Seller is empowered, as necessary, to employ collection agencies or other third parties to collect delinquent receivables.

Each month, the Seller recommends to Credit the amount of retail and wholesale receivables by state jurisdiction to be written-off as uncollectable. Also, each month any amounts collected on accounts previously written-off are reported by the Seller. The amount recovered is netted against the gross write-offs for the month when determining the collection experience component and when booking bad debts.

Explanation of any Manual Adjustments

At the end of the month, CSWS Cash Management provides CSWS Accounting with copies of all pertinent information explaining any unusual manual adjustments made during the month.

Summary of Cash Transactions

These summaries include all daily cash receipts and disbursements along with daily balances that have been verified to the bank balances. These summaries provide additional information on actual cash receipts and disbursements for the preparation of any necessary journals.

Interest and Other Accruals

CSWS Cash Management calculates and provides to CSWS Accounting the amount of interest expense, credit line fees, prepaid interest, interest income and any other costs associated with short-term borrowings and investments to be recorded during the month.

Capitalization Balances

Daily balances of short-term borrowings and CSW equity are maintained by CSWS Cash Management. This information is used to ensure that stipulated equity requirements are being met and all related equity transactions are properly recorded on the accounting records.

Miscellaneous Cash Items

CSWS Cash Management provides details on any change in cash procedures that affect transactions that should be reflected in the monthly financial statements.

Information From Other Sources

Although most of the information needed monthly by CSWS Accounting is provided by CSWS Cash Management, some information is obtained from other sources as necessary. Two primary examples are the service billings from CSWS provided by CSWS Accounting, and the franchise tax and income tax information, including accruals, estimates and payments provided by the CSWS Tax Department.

EXHIBIT 10

Preparation of Monthly Summary and Journal Entries

Each month CSWS Accounting prepares all journal entries from the information received and enters all journal entries into the general ledger system. Recurring journal entries are listed below.

Journal              Journal Entry
 Entry                 Description

00001                      CPL Monthly Activity
00002                      PSO Monthly Activity
00003                      SWEPCO Monthly Activity
00004                      WTU Monthly Activity
00006                      TNP Monthly Activity
00007                      HLP Sale/Repurchase
00008                      HLP Monthly Activity
00009                      Bad Debt Write-Offs
00010                      Record Net Equity
00011                      Short-Term Debt and Commercial Paper
00012                      Short-Term Interest Expense
00013                      Temporary Investment Income
00014                      CSWS Billing
00015                      Accrue Unearned Revenue
00016                      Investments/Acquisitions
00017                      Allocate Credit Line Fees to Expense
00018                      Record Tax Accrual
00019                      Record Tax Payment
00020                      Record Dividend Payment to CSW
00021                      Record Dividend Accrual
00022                      Allocate Income Tax Expense
00023                      CSWS Invoice Payment
00024                      Record Rating Agency Fees
00025                      Allocate Franchise Tax Expense
00026                      Record Billing for Franchise Tax
00027                      Record Payment of Credit Line Fees
00028                      Accrual of SWEPCO Late Billing
00029                      Accrual of Carrying Costs Variance Payment
00030                      2% Bad Debt Write-offs Prior Month

EXHIBIT 10

Other non-recurring journal entries are prepared as necessary.

After journal entries have been entered into the general ledger system, a trial balance is generated and reviewed by CSWS Accounting and CSWS Cash Management. Discrepancies, if any, are generally resolved during the review and adjusting or correcting journal entries are prepared and entered by CSWS Accounting.

QUARTERLY REPORTING

CSWS Regulatory Reporting prepares all internal and external financial reports for Credit based on final trial balance information received from CSWS Accounting. Pursuant to the 1935 Act, Rule 24, a filing is made with the SEC on behalf of Credit within 45 days after the close of the calendar quarter.

ANNUAL REPORTING

Each year the financial records of Credit are reviewed by an independent accounting firm. An annual report for Credit is then issued and distributed to certain Sellers, the SEC and certain financial institutions.